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EXHIBIT 99.2

CellNet Data Systems to be Acquired By Schlumberger Resource Management Services Through an Asset Acquisition Following CellNet Chapter 11 Filing and Court Approval

SAN CARLOS, Calif., February 1, 2000 -- CellNet Data Systems, Inc. (NASDAQ:CNDS), a market-leading provider of telemetry services, announced today that its Board of Directors has approved a proposed asset acquisition by Schlumberger Resource Management Services (RMS), a business unit of Schlumberger Limited (NYSE: SLB), for $55 million in cash, the repayment or assumption of certain secured financing in the amount of approximately $120 million, and the assumption of certain other liabilities. The Schlumberger RMS asset acquisition of CellNet would be handled through a Chapter 11 filing and would require final approval by the Bankruptcy Court, a process that CellNet anticipates completing by the end of April 2000.

If the Court approves the proposed transaction in its present form, the CellNet 14% Senior Discount Notes and those liabilities not assumed by Schlumberger RMS will share in the $55 million cash noted above. Furthermore, there will be no value allocated to the current equity of the CellNet common stock (NASDAQ: CNDS) and the 7% Exchangeable Preferred Securities of CellNet Funding, LLC (NASDAQ:
CNDSP). The allocation of the distributions (dividends) held in escrow for CellNet Funding, LLC (NASDAQ:CNDSP) will be subject to review by the Court.

In connection with the filing, Schlumberger RMS will provide debtor-in-possession (DIP) funding to enable CellNet to continue its ongoing operations, including, but not limited to, the ongoing provision of network services, the deployment of networks for its current customers, and the marketing of its network services to prospective customers. Upon closing of the acquisition, the DIP funding will be extinguished.

John T. LaMacchia, CellNet president and chief executive officer, said, "This transaction ensures that CellNet continues to provide superior network service to its current utility customers, and continues to deploy and market its networks and technology. After an exhaustive search for short- and long-term financing, our board determined this acquisition to be the best available option.

"With the provision of the DIP funding and the proposed acquisition plan, CellNet is able to remove the short-term financial uncertainty surrounding its ongoing operations. Recognizing the importance of our suppliers, we intend to contact them as soon as possible regarding our


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situation. We value our supplier relationships and are working to keep those relationships intact as CellNet begins the transition to becoming a part of the Schlumberger RMS team."

The Company

CellNet Data Systems, Inc. is an industry pioneer and leading provider of low-cost "telemetry services" defined as the ability to transmit and receive data for the remote monitoring and control of devices. CellNet networks are the largest and fastest-growing of their kind in the world, providing connectivity for millions of devices in the energy industry and other municipal markets. For more Company information visit http://www.cellnet.com.

Certain statements contained in this News Release are forward-looking statements, including, without limitation, statements relating to: expectations with respect to the acquisition of CellNet by Schlumberger RMS; the removal of financial uncertainty; the ability to meet CellNet's short-term and long-term financial needs; the approval by the Court of CellNet's pre-arranged bankruptcy filing; its ability to continue ongoing operations, network services and network deployments; the ability to keep supplier and other relationships intact; its ability to meet its commitments to employees, customers and suppliers; and the effect of a Chapter 11 Reorganization on the value of any common stock of CellNet and/or 7% Exchangeable Preferred Securities of CellNet Funding, L.L.C. These statements therefore are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from these statements and such differences may be material. Investors are encouraged to review CellNet's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for a discussion of these and additional factors that could affect CellNet's future performance.